FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(732) 907-3600
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Reorganization of Senior Management

SOMERSET, NJ, July 5, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today that, effective immediately, the Company has reorganized its senior management team to maximize the value of DOV’s existing pipeline and explore and pursue the Company’s most attractive financing opportunities. As such, Dr. Leslie Hudson has resigned from his position as Chief Executive Officer and President and as a member of the Board of Directors. Reflecting their increased responsibilities in the Company’s management, current Chief Financial Officer Barbara Duncan has taken on the role and title of President, CFO and Member of the DOV Board of Directors and current Chief Scientific Officer Dr. Phil Skolnick has been named Executive Vice President and CSO.

Current DOV Chairman Dr. Arnold Lippa is now Executive Chairman of the Board of Directors and Dr. Warren Stern and Scott Myers will continue in their roles as Senior Vice President of Drug Development and Senior Vice President of Commercialization and Strategic Marketing, respectively.

“On behalf of the full Board of Directors, I would like to thank Dr. Hudson for his service to DOV,” said Dr. Arnold Lippa, Executive Chairman of the Board of Directors. “We arrived at these decisions and this new management structure in a collaborative way and with the best interests of our investors, employees and partners in mind. I also would like to thank Ms. Duncan and Dr. Skolnick for accepting these greater roles and responsibilities. We have great confidence in this management team and look forward to working with them more closely.”

Ms. Duncan joined DOV in August 2001 and has served as our Senior Vice President, Finance and Chief Financial Officer and Treasurer. Prior to joining DOV, Ms. Duncan served as a Vice President of Lehman Brothers Inc. and an Associate and Director at SBC Warburg Dillon Read, Inc. She also worked for PepsiCo, Inc. in its international audit division, and was a Certified Public Accountant in the audit division of Deloitte & Touche. Ms. Duncan received her B.S. from Louisiana State University and her M.B.A. from the Wharton School, University of Pennsylvania.

Dr. Skolnick joined DOV in January 2001 and has served as our Senior Vice President, Research and Chief Scientific Officer. Prior to joining DOV, Dr. Skolnick served as a Lilly research fellow (Neuroscience) at Eli Lilly & Company and as Senior Investigator and Chief, Laboratory of Neuroscience, at the National Institutes of Health. Dr. Skolnick also has served as a Research Professor of Psychiatry at the Uniformed Services University of the Health Sciences. He is currently an Adjunct Professor of Anesthesiology at The Johns Hopkins University, an Adjunct Professor of Pharmacology and Toxicology at Indiana University School of Medicine and Research Professor of Psychiatry at New York University School of Medicine. Dr. Skolnick received a B.S. summa cum laude from Long Island University in 1968 and his Ph.D. from The George Washington University in 1972. He was awarded the D.Sc. honoris causa from Long Island University in 1993 and the University of Wisconsin-Milwaukee in 1995.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

A conference call will be held today at 9 a.m. EDT to discuss the reorganization of the senior management team. Information is as follows:
Live Participant Dial In (Toll Free): 877-407-8031
Live Participant Dial In (International): 201-689-8031

The call will be Web cast and the link will be available on the DOV Web site, www.dovpharm.com. A replay will be available for 90 days.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	demonstrate the safety and efficacy of product candidates at each stage of development;
•
develop and execute Phase II and III clinical programs for bicifadine, our novel analgesic, revised as necessary to take into account the drug’s recent failure to achieve statistically significant effect relative to placebo;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
•	successfully execute the development plan under and otherwise achieve the results contemplated by the 2005 amendment to our license agreement with Merck;
•	obtain and maintain collaborations as required with pharmaceutical partners;
•	obtain substantial additional funds;
•	obtain and maintain all necessary patents, licenses and other intellectual property rights; and
•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q filed on May 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax